EXHIBIT 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

First Quarter 2008 Financial Results

MUKILTEO, Wash., May 14, 2008 – (PRIMENEWSWIRE) – CombiMatrix Corporation (Nasdaq: CBMX) today reported its financial results for the three months ended March 31, 2008.  Key highlights for the first quarter include the following:

•      75% year-over-year revenue increase from Q1-2007 to Q1-2008.

•      841% year-over-year increase in diagnostic service revenue from Q1-2007 to Q1-2008

•      41% quarter-over-quarter increase in diagnostic service revenue from Q4-2007 to Q1-2008

•      Five sequential quarters of overall revenue growth since Q4-2006

•      Continued launch of additional diagnostic tests

•      Increase of our court judgment against National Union to $35.7 million

“For the first quarter of 2008, we achieved revenues of $2.0 million, which represents a 75% increase of revenue over the first quarter of 2007.  While this was a modest increase in total revenue from the fourth quarter of 2007, our diagnostics revenue increased by 841% and 41% relative to the first and fourth quarters of 2007, respectively,” commented Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.  “As we continue to launch additional microarray products and expand the commercial reach of our existing products, we expect our diagnostic revenues to increase and achieve critical mass.”

“In addition, we continued to focus on reducing operating costs compared to the prior year.  Our net cash burn was $2.7 million during the first quarter of 2008, compared to $4.2 million during the first quarter of 2007, representing a 36% reduction.  In parallel to executing our business strategies, we are evaluating a number of options to strengthen our balance sheet by leveraging our recent court judgment,” concluded Dr. Kumar.

Operating Results – First Quarter 2008

Revenues for the first quarter of 2008 were $2.0 million versus $1.9 million for the fourth quarter of 2007 and $1.1 million in the first quarter of 2007.  First quarter 2008 revenues were comprised of $1.1 million in government contact revenues and $920,000 in CustomArrayTM product, equipment and service revenues, including $273,000 in diagnostic services revenue.  First quarter 2007 revenues were comprised of $549,000 of government contract revenues and $588,000 of CustomArrayTM product, equipment and service revenues, including $29,000 in diagnostic services revenue.

Operating expenses for the first quarter of 2008 were $5.5 million versus $5.8 million in the comparable 2007 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.3 million and $2.1 million, respectively, versus $1.8 million and $2.5 million, respectively, in the comparable 2007 period.  Included in these amounts were non-cash stock compensation charges totaling $333,000 in the first quarter of 2008 versus $475,000 in the comparable 2007 period.

Net loss for the first quarter of 2008 was $3.4 million versus $2.1 million in the comparable 2007 period.  The 2007 results included non-cash gains of $2.4 million related to the adjustment of our long-term warrant liability for changes in fair value.  There were no such adjustments during the first quarter of 2008 as we no longer classify our outstanding warrants as liabilities, but instead as a component of permanent equity.

Excluding the effects of the warrant liability adjustments in 2007, our first quarter net loss improved by $1.1 million, or 25%, compared to the first quarter of 2007.

Financial Position

Total assets were $33.2 million as of March 31, 2008 compared to $35.8 million as of December 31, 2007.  Cash, cash equivalents and available-for-sale investments totaled $5.5 million as of March 31, 2008 compared to $8.2 million as of December 31, 2007.  Of the $5.5 million of cash and investments, $1.8 million were held in certain auction rate securities, $848,000 of which were classified as a long-term asset as of March 31, 2008.  In mid-February of 2008, the market for auction rate securities collapsed and our holdings in these securities are currently illiquid.  We recorded a temporary, unrealized holding loss of $69,000 to reflect our auction rate securities at fair value as of March 31, 2008.

At December 31, 2007, we anticipated that our cash, cash equivalents and anticipated cash flows from operations would be sufficient to meet our cash requirements through September of 2008.  In order for our company to continue as a going concern beyond this point and ultimately to achieve profitability, we will be required to obtain capital from external sources, increase revenues and reduce operating costs.  As a result, the anticipation that we would be required to obtain additional financing in the foreseeable future raised substantial doubt about our ability to continue as a going concern beyond September of 2008, which resulted in an explanatory paragraph in our external auditors’ report for our year-ended December 31, 2007.

On March 7, 2008, we announced that the U. S. District Court for the Central District of California (the “Court”) issued a judgment (the “Judgment”) in favor of our former parent company and CombiMatrix by awarding us $32.1 million in monetary damages, to be paid by our insurance carrier, National Union Fire Ins. Co. of Pittsburgh, PA (“National Union”), which had refused to defend and indemnify us under our director and officer insurance policy with National Union.  On April 23, 2008, the Court awarded CombiMatrix an additional $3.6 million in attorneys’ fees and litigation costs relating to its previous Judgment against National Union, thereby increasing the overall award payable to us to $35.7 million.  This award will be entered as a Final Judgment at a later date, and will continue to earn interest until paid.  In accordance with a distribution agreement entered into between us and our former parent company, all proceeds from the lawsuit will be paid to us.

We are evaluating a number of opportunities to increase our cash reserves.  These include non-dilutive or minimally dilutive approaches that leverage our recent Judgment against National Union.

Business Highlights and Recent Developments

Business highlights of the first quarter and recent developments include:

•      In January of 2008, CMDX and Clarient established a strategic partnership to market HemeScan™ for several hematological disorders.  The HemeScan test was developed by CombiMatrix and validated in collaboration with a team of high-profile academic centers, including the M.D. Anderson Cancer Center in Houston, the University of Texas Health Science Center in San Antonio, and Netherlands Cancer Institute in Amsterdam.

•      In February of 2008, Dr. Kavita Reddy joined CombiMatrix as Laboratory Director at CombiMatrix Molecular Diagnostics.  Her previous employment was with Genzyme.

•      In February of 2008, CMDX launched HerScan™, its first array-based test for assessment of patients with breast cancer.  This array-based test evaluated HER2 gene status as well as the status for several other genetic markers that have shown utility in the evaluation and management of cancer patients.

•      In April of 2008, CombiMatrix launched BAC HD Scan Test for over 125 genetic abnormalities that cause developmental delay in children, including the recently published Autism-linked markers.  This test represents the highest level of multiplexing of any diagnostic ever offered.

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A conference call has been scheduled for today.  The presentation and Q&A session will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial 1-800-704-9804 for domestic callers and 1-404-920-6604 for direct dial or international callers.  All callers will need to provide the participant code 259491# (259491 followed by the # key).  A replay of the audio presentation will be available for 14 days using the same dial-in numbers, but the participant code for the recorded playback is 226523# (226523 followed by the # key).

The call is being webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor section.

ABOUT COMBIMATRIX CORPORATION

We are a diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce customizable, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  We have also developed the capabilities of producing arrays that utilize bacterial artificial chromosomes on our arrays, also enabling genetic analysis.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about our laboratory CombiMatrix Molecular Diagnostics is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	Dr. Amit Kumar
President and Chief Executive Officer, CombiMatrix Corporation
Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2008	2007

Total cash, cash equivalents and available-for-sale investments	$5,492	$8,234
Total assets	$33,220	$35,843
Total liabilities	$3,642	$3,201
Total shareholders’ equity	$29,578	$32,642

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2008	2007

Revenues:
Government contracts	$1,069	$549
Products	555	440
Services	303	85
Collaboration agreements	62	63
Total revenues	1,989	1,137

Operating expenses:
Cost of government contracts	1,014	534
Cost of products	427	303
Research and development expenses	1,323	1,848
Marketing, general and administrative expenses	2,083	2,485
Patent amortization and royalties	361	318
Equity in loss of investees	249	272
Total operating expenses	5,457	5,760
Operating loss	(3,468)	(4,623)

Other income (expense):
Interest income	100	150
Interest expense	(1)	—
Warrant gains	—	2,378
Total other income	99	2,528

Net loss	$(3,369)	$(2,095)

Basic and diluted net loss per share	$(0.56)

Basic and diluted weighted average common shares outstanding	5,997,087